Exhibit 10.1

Execution Copy

CONTRIBUTION AGREEMENT

dated as of May 10, 2019,

by and among

SHELL PIPELINE COMPANY LP,

SHELL MIDSTREAM PARTNERS, L.P.

and

SHELL MIDSTREAM OPERATING LLC

i

ii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of May 10, 2019, by and among SHELL PIPELINE COMPANY LP, a Delaware limited partnership (“SPLC”), SHELL MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (“SHLX”), and SHELL MIDSTREAM OPERATING LLC, a Delaware limited liability company (“Operating”).

RECITALS

WHEREAS, in a series of prior transactions, Operating has acquired from SPLC (i) a six percent (6%) interest in Colonial Pipeline Company, a Delaware corporation (“Colonial”), and (ii) a 12.62% interest in Explorer Pipeline Company, a Delaware corporation (“Explorer”);

WHEREAS, SPLC owns (i) a 10.125% interest in Colonial (the “Colonial Subject Interests”), and (ii) a 25.97% interest in Explorer ((the “Explorer Subject Interests”, and together with the Colonial Subject Interests, the “Subject Interests”).

WHEREAS, SPLC desires to contribute to SHLX or its designee Operating all of its right, title and interest in and to the Subject Interests, and SHLX and its designee Operating desires to accept and acquire the Subject Interests in accordance with the terms of this Agreement (the “Transaction”); and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Shell Midstream Partners GP LLC, the general partner of SHLX (the “General Partner”), has previously (i) received an opinion of Evercore Group LLC, the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the Consideration to be distributed by SHLX pursuant to the Transaction is fair, from a financial point of view, to SHLX and (ii) based on the belief of the members of the Conflicts Committee that the consummation of the Transaction on the terms and conditions set forth in this Agreement would not be adverse to the best interests of the Partnership Group (as defined in the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P. dated as of February 26, 2018, as further amended by Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P. dated as of December 21, 2018 (the “Partnership Agreement”)), unanimously approved the Transaction, such approval constituting “Special Approval” for purposes of the Partnership Agreement, and unanimously recommended that the Board of Directors approve the Transaction and (b) subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that when used (a) with respect to SPLC, the term “Affiliate” shall mean any other Person that directly or indirectly Controls, is Controlled by or is under common Control with SPLC, excluding SHLX, the General Partner and SHLX’s subsidiaries and equity interests, including Operating, and (b) with respect to SHLX or Operating, the term “Affiliate” shall mean only the General Partner and SHLX’s subsidiaries and equity interests. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” means any applicable statute, law (including common law), ordinance, code, rule or regulation of any Governmental Authority and any applicable order, decision, injunction, judgment, award and decree or consent of or agreement with any Governmental Authority.

“Assignment Agreement” means the Subject Interests Assignment Agreement between SPLC and Operating dated as of the Closing Date, pursuant to which SPLC assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to Operating, all of SPLC’s right, title and interest in and to the Subject Interests.

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Business Day” means any day except a Saturday, a Sunday and any day which, in Houston, Texas, United States, shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Cash Consideration” has the meaning ascribed to such term in Section 2.2.

“Ceiling Amount” has the meaning ascribed to such term in Section 8.6(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colonial” has the meaning ascribed to such term in the recitals.

“Colonial Assets” means all of the assets owned by Colonial, including the refined products pipeline system, comprising approximately 5,500 miles of pipeline connecting refineries along the Gulf Coast to approximately 270 marketing terminals located near major population centers throughout the Southeast, Mid-Atlantic, and Northeast United States.

“Colonial Shareholders Agreement” means the Amended and Restated Shareholder Agreement, effective as of October 3, 2013, by and among CDPQ Colonial Partners, L.P., IFM (US) Colonial Pipeline 2 LLC, KKR-Keats Pipeline Investors LP, Koch Capital Investments Company, LLC, Shell Pipeline Company LP, and Colonial Pipeline Company, as amended to date.

“Colonial Subject Interests” has the meaning ascribed to such term in the recitals.

“Common Units” means common units representing limited partner interests in SHLX.

“Conflicts Committee” has the meaning ascribed to such term in the recitals.

“Consideration” means Eight Hundred Million United States Dollars ($800,000,000) subject to adjustment pursuant to Section 2.4.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Deductible Amount” has the meaning ascribed to such term in Section 8.6(a).

“Direct Claim” has the meaning ascribed to such term in Section 8.5.

“Disclosure Letter” has the meaning ascribed to such term in Article III.

“Dispute” has the meaning ascribed to such term in Section 10.4(a).

“Effective Time” means 12:01 a.m., Houston Time, on the Closing Date.

“Environmental Laws” means, without limitation, the following laws, in effect, and as interpreted and enforced, as of the Closing Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to-Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments or decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment or health and safety, including the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.

“Explorer” has the meaning ascribed to such term in the recitals

“Explorer Assets” means all of the assets owned by Explorer, including the products pipeline system, comprising approximately 1,830 miles of pipeline that primarily transports gasoline, diesel, diluent and jet fuel from the Gulf Coast refining complex to the Midwest United States.

“Explorer Shareholders Agreement” means that certain Shareholders Agreement dated January 1, 2016, between EXPL Pipeline Investment LLC, MPL Investment LLC, Phillips 66 Partners Holdings LLC, Shell Pipeline Company LP, Sunoco Pipeline, L.P. and Explorer Pipeline Company.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“General Partner Subject Interests” has the meaning ascribed to such term in Section 2.1(a).

“General Partner Unit Quantity” means the number of General Partner Units that, when added to the number of General Partner Units owned by the General Partner immediately prior to Closing of the Transaction, causes the percentage interest of the General Partner to be 2%, after taking into account as outstanding the New Common Units.

“General Partner Unit Value” means a dollar amount equal to (a) the General Partner Unit Quantity multiplied by (b) the Price Per Unit.

“General Partner Units” has the meaning ascribed to such term in the Partnership Agreement.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.

“Hazardous Materials” means (a) any substance, whether solid, liquid or gaseous, that (i) is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law or (ii) is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (b) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, refined petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas or any mixtures thereof; (c) naturally occurring radioactive material, radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (d) any substance, whether solid, liquid or gaseous, that causes or poses a threat to cause contamination or nuisance on any properties or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights, (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill and common law rights, and causes of action relating to any of the foregoing.

“Joint Venture Contract” means (a) every material contract to which Explorer or Colonial is a party to which any Explorer Asset or Colonial Asset, as applicable, is subject as of the date of this Agreement and which remains executory in whole or in part, (b) the Colonial Shareholders’ Agreement and the Colonial Pipeline Company Bylaws, and (c) the Explorer Shareholders Agreement and the By-Laws of Explorer Pipeline Company.

“Joint Venture Financial Statements” has the meaning ascribed to such term in Section 3.5(a).

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after due inquiry; provided, however, that with respect to the designated personnel of SPLC who are appointed directors of Colonial, “Knowledge” shall be limited by protocols put in place for directors of Colonial with respect to certain matters listed in Section 3.6(a) of the Disclosure Letter.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“LP Holdings” means Shell Midstream LP Holdings LLC, a direct subsidiary of SPLC.

“New Common Units” has the meaning ascribed to such term in Section 2.2.

“New Debt” has the meaning ascribed to such term in Section 6.6.

“New General Partner Units” has the meaning ascribed to such term in Section 2.2.

“Notice” has the meaning ascribed to such term in Section 10.3.

“Operating” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” has the meaning ascribed to such term in the recitals.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Colonial Assets or Explorer Assets, as applicable, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Colonial Assets or Explorer Assets, as applicable, to which they pertain or SPLC’s ability to perform its obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Colonial Assets or Explorer Assets, as applicable; (g) all rights to consent by required notices to, filings with or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights-of-way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance; and (h) all Liens and interests described on Section 1.1 of the Disclosure Letter.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Price Per Unit” $20.68, which represents the volume weighted average sales prices of the Common Units calculated for the five (5) trading day period ending on April 30, 2019.

“Rules” has the meaning ascribed to such term in Section 10.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SHLX” has the meaning ascribed to such term in the preamble.

“SHLX Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).

“SHLX Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

“SHLX Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of SHLX or Operating to perform their respective obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

“SOPUS” means Equilon Enterprises LLC d/b/a SOPUS, a Delaware limited liability company.

“SPLC” has the meaning ascribed to such term in the preamble.

“SPLC Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“SPLC Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“SPLC Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the value or operation of the Colonial Assets, taken as a whole, (b) the value or operation of the Explorer Assets, taken as a whole, (c) the business, operations or financial condition of Colonial or Explorer, other than any effect or change (i) that impacts the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry generally (including any change in the prices of crude oil, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general or (iii) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement (excluding any preferential purchase right, right-of-first refusal, tag-along right or similar right triggered as a result of this Agreement or the consummation of the transactions contemplated hereby), provided, that in the case of clauses (i) and (ii), the impact on any component of the Colonial Assets or the Explorer Assets is not materially disproportionate to the impact on similarly situated assets in the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry, as applicable, or (d) the ability of SPLC to perform its obligations under this Agreement and/or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Subject Interests” has the meaning ascribed to such term in the recitals.

“Subject Interest Distributions” has the meaning ascribed to such term in Section 2.4.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Transaction” has the meaning ascribed to such term in the recitals.

“Transaction Documents” means this Agreement, the Assignment Agreement, any certificates delivered by any of the parties at the Closing and any other documents of conveyance or other related documents contemplated to be entered into in connection with this Agreement and the transactions contemplated hereby with respect to which SPLC, SHLX or Operating is a party.

“Transfer Tax” has the meaning ascribed to such term in Section 6.3.

“Tribunal” has the meaning ascribed to such term in Section 10.4(b).

“Unit Consideration” has the meaning ascribed to such term in Section 2.2.

“Unit Consideration Value” means a United States dollar amount equal to 25% of the Consideration.

Section 1.2 Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Letter,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Letter, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and the singular and plural; and (f) the terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” “hereto” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

ARTICLE II

CONVEYANCE AND CLOSING

Section 2.1 Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the other Transaction Documents, at the Closing:

(a) SPLC shall contribute, transfer, assign and convey (i) to the General Partner a percentage of the Subject Interests equal to the quotient of the General Partner Unit Value divided by the Consideration (the “General Partner Subject Interests”) and (ii) the remaining Subject Interests to Operating, as designee of SHLX;

(b) SPLC shall cause General Partner to contribute, transfer, assign and convey the General Partner Subject Interests to Operating, as designee of SHLX; and

(c) Operating, in its capacity as designee of SHLX, shall accept and acquire the Subject Interests from SPLC and General Partner,

in each case free and clear of all Liens (other than restrictions under applicable federal and state securities laws.

Section 2.2 Consideration.

In consideration for the Subject Interests, the Consideration distributed from SHLX shall consist of the Cash Consideration and the Unit Consideration. The cash consideration shall be a cash payment from SHLX to SPLC in United States dollars equal to the Consideration minus the Unit Consideration Value (“Cash Consideration”), subject to adjustment pursuant to Section 2.4. The unit consideration shall consist of (i) an issuance by SHLX of a number of Common Units equal to (x) the Unit Consideration Value minus the General Partner Unit Value, divided by (y) the Price Per Unit (the “New Common Units”) to LP Holdings, and (ii) an issuance by SHLX of a number of General Partners Units equal to the General Partner Unit Quantity (the “New General Partner Units,” and together with the New Common Units, the “Unit Consideration”) to the General Partner.

Section 2.3 Closing.

(a) The closing of the Transaction (the “Closing”) shall take place as provided in this Section 2.3; but if the Closing occurs, the Transaction, including the transfer to Operating of the risk of loss and reward relating to the Subject Interests, shall be effective as of the Effective Time. The Closing will be held at the offices of SPLC at 150 N. Dairy Ashford, Houston, Texas 77079, on the earlier of (i) July 24, 2019 or (ii) two (2) Business Days after satisfaction or waiver, as applicable, of the conditions set forth in Section 7.1 and Section 7.2, or such other place, date and time or means (including by electronic means), as may be mutually agreed upon by the parties hereto.

(b) At the Closing, SHLX and Operating shall deliver, or cause to be delivered, the following:

(i)

the Cash Consideration by wire transfer in immediately available funds to an account of SPLC or of such designee(s) to be designated by SPLC not less than two (2) Business Days prior to the Closing, which account(s) shall be designated in writing to SPLC not less than two (2) Business Days prior to Closing;

(ii)	the New Common Units to be issued by SHLX to LP Holdings;

(iii)	the New General Partner Units to be issued by SHLX to the General Partner;

(iv)	a duly executed counterpart of the Assignment Agreement by Operating to SPLC;

(v)	a certificate of good standing as of a recent date of SHLX and Operating to SPLC; and

(vi)	the SHLX Closing Certificate to SPLC.

(c) At the Closing, SPLC shall deliver, or cause to be delivered, to SHLX and Operating, the following:

(i)	a duly executed counterpart of the Assignment Agreement by SPLC;

(ii)	a certificate of good standing as of a recent date for each of SPLC, Colonial and Explorer;

(iii)	a foreign qualification certificate as of a recent date for each of SPLC, Colonial and Explorer;

(iv)	a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b)(2) from SOPUS, on behalf of SPLC; and

(v)	the SPLC Closing Certificate.

(d) The parties hereto agree to deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by another party hereto not less than two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.4 Subject Interest Distributions.

For the avoidance of doubt, Operating shall be entitled to receive from SPLC any and all dividends or distributions payable in cash, equity securities, or other property declared, set aside or paid by Colonial or Explorer as they relate to the Subject Interests with respect to the period beginning April 1, 2019 (and such distributions are referred to herein as the “Subject Interest Distributions”); provided, however, that if the Closing Date occurs after the date upon which the Subject Interest Distributions are paid by either Explorer or Colonial, such Subject Interest Distributions shall be treated as an adjustment to the Consideration and the Consideration shall be reduced by the amount of such Subject Interest Distributions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SPLC

SPLC hereby represents and warrants to SHLX and Operating that, except as disclosed in the disclosure letter delivered to SHLX on the date of this Agreement (the “Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 3.1 Organization.

(a) SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) SPLC has made available to SHLX and Operating true and complete copies of the organizational documents of Colonial and Explorer, in each case as in effect as of the date of this Agreement.

Section 3.2 Authority and Approval.

(a) SPLC has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which SPLC is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SPLC of this Agreement and the other Transaction Documents to which SPLC is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SPLC have been duly authorized and approved by all requisite limited partnership action on the part of SPLC.

(b) This Agreement has been duly executed and delivered by SPLC and constitutes the valid and legally binding obligation of SPLC, enforceable against it in accordance with its terms, and, upon the execution of the other Transaction Documents to which SPLC is a party, such other Transaction Documents will be duly executed and delivered by SPLC and will constitute the valid and legally binding obligations of SPLC, enforceable against SPLC in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3 No Conflict; Consents.

Except as set forth on Section 3.3 of the Disclosure Letter:

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is or will be a party or by which SPLC is or will be bound does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SPLC, Colonial or Explorer; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SPLC is a party or by which SPLC is bound; or (iv) result in the creation of any Lien on the Subject Interests under any such indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a SPLC Material Adverse Effect or result in any material liability or obligation of SHLX or Operating (other than any liability or obligation hereunder); and

(b) No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SPLC with respect to the Subject Interests in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which, the failure to be obtained or made, would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4 Capitalization; Title to Subject Interests.

Except as set forth on Section 3.4 of the Disclosure Letter:

(a) SPLC owns, beneficially and of record, the Subject Interests and will convey to Operating at Closing good title to the Subject Interests, free and clear of all Liens. Except for (i) the conveyance of the Subject Interests contemplated by this Agreement and (ii) restrictions under applicable federal and state securities laws, the Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Subject Interests, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxy arrangements. To the Knowledge of SPLC, the Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable.

(b) To the Knowledge of SPLC, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from either Colonial or Explorer any equity interests of or in such entity, (ii) no commitments on the part of either Colonial or Explorer to issue capital stock, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of either Colonial or Explorer reserved for issuance for any such purpose. To the Knowledge of SPLC, neither Colonial nor Explorer has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. To the Knowledge of SPLC, except for this Agreement, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of either Colonial or Explorer. To the Knowledge of SPLC, neither Colonial nor Explorer owns any equity interests in any other Person except as set forth on Section 3.4 of the Disclosure Letter.

Section 3.5 Financial Information; Undisclosed Liabilities.

(a) SPLC has provided to Operating the audited consolidated financial statements as of December 31, 2018 of each of Colonial and Explorer (the “Joint Venture Financial Statements”). To the Knowledge of SPLC, the applicable Joint Venture Financial Statements present fairly in all material respects the financial position of Colonial and Explorer, respectively, as of the date thereof. To the Knowledge of SPLC, there are no material off-balance sheet arrangements of either Colonial or Explorer. To the Knowledge of SPLC, the Joint Venture Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented (except as may be indicated in the notes thereto).

(b) Except as set forth on Section 3.5(b) of the Disclosure Letter and to the Knowledge of SPLC, there are no liabilities or obligations of either Colonial or Explorer of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the applicable Joint Venture Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2018, and (iii) liabilities or obligations (whether accrued, absolute, contingent or otherwise) that, individually and in the aggregate, are not material.

Section 3.6 Litigation; Laws and Regulations.

(a) Except as set forth on Section 3.6(a) of the Disclosure Letter, to the Knowledge of SPLC, there are no (i) civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations or proceedings pending or threatened against either Colonial or Explorer, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against either Colonial or Explorer or (iii) pending or threatened investigations by any Governmental Authority against either Colonial or Explorer, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect; and

(b) To the Knowledge of SPLC, neither Colonial nor Explorer is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect or result in any liability or obligation of SHLX or Operating.

Section 3.7 No Adverse Changes.

Except as set forth on Section 3.7 of the Disclosure Letter, since December 31, 2018, to the Knowledge of SPLC:

(a) there has not been a SPLC Material Adverse Effect; and

(b) there has not been any damage, destruction or loss to any material portion of the Colonial Assets or the Explorer Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 3.8 Environmental Matters.

To the Knowledge of SPLC, except as disclosed in Section 3.8 of the Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to have a SPLC Material Adverse Effect:

(a) (i) Colonial and the Colonial Assets, operations and business, and (ii) Explorer and the Explorer Assets, operations and business, are each in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;

(b) no circumstances exist with respect to (i) Colonial and the Colonial Assets, operations or business, or (ii) Explorer and the Explorer Assets, operations or business, that give rise to an obligation or Damages of Colonial or Explorer or their respective operators related to the investigation, remediation or other action necessary to address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c) Neither (i) Colonial, with respect to Colonial or the Colonial Assets, operations or business, (ii) nor Explorer, with respect to Explorer or the Explorer Assets, operations or business, has received any written communication from a Governmental Authority that remains unresolved alleging a violation or potential violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d) Neither Colonial and the Colonial Assets, operations or business, nor Explorer and the Explorer Assets, operations or business, is subject to any pending or threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law by (i) Colonial, with respect to Colonial or the Colonial Assets, operations or business and (ii) Explorer, with respect to Explorer or the Explorer Assets, operations or business, have been duly obtained or filed, are valid and currently in effect, and Colonial and the Colonial Assets, operations and business, and Explorer and the Explorer Assets, operations and business are in compliance with such authorizations; and

(f) since January 1, 2017, there has been no discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by (i) Colonial, or the Colonial Assets, operations or business, and (ii) Explorer, or the Explorer Assets, operations or business, or by a third party in connection with any of the foregoing, except in compliance with applicable Environmental Law and in a manner that has not and would not be expected to give rise to any material liability under Environmental Laws.

Section 3.9 Joint Venture Contracts.

Except as set forth on Section 3.9 of the Disclosure Letter:

(a) To SPLC’s Knowledge, each Joint Venture Contract is valid, binding and enforceable in full force and effect, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law);

(b) To SPLC’s Knowledge, each Joint Venture Contract will continue to be valid, binding and enforceable and in full force and effect on terms identical to those contemplated in (a) above following the consummation of the transactions contemplated by this Agreement;

(c) To the Knowledge of SPLC, (i) neither Colonial nor Explorer, nor any of their respective counterparties to an applicable Joint Venture Contract, is in breach or default of any Joint Venture Contract, and (ii) no event has occurred that, with notice, lapse of time or both, would constitute a breach or default under any Joint Venture Contract.

Section 3.10 Insurance.

To the Knowledge of SPLC, Section 3.10 of the Disclosure Letter sets forth a list of the material insurance policies that Colonial and Explorer hold or SPLC holds with respect to the Colonial Assets and the Explorer Assets, respectively. To the Knowledge of SPLC, such policies are in full force and effect, and all premiums due and payable under such policies have been paid, and SPLC has not received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.

Section 3.11 Brokerage Arrangements.

None of SPLC nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate either Operating or any of its Affiliates, or Colonial or Explorer, to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the Transactions contemplated hereby or thereby. For purposes of this Section 3.11, SHLX and its subsidiaries shall not constitute Affiliates of SPLC or their respective Affiliates.

Section 3.12 Investment Intent.

(a) SPLC, together with its wholly owned subsidiary LP Holdings, is accepting the Unit Consideration for its own account with the present intention of holding the Unit Consideration for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. SPLC acknowledges that the Unit Consideration constitute “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and that the certificates representing the Unit Consideration will bear a restrictive legend to that effect. SPLC further acknowledges that such Unit Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

(b) LP Holdings is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and the investment by LP Holdings in SHLX is for investment purposes for its own account and not for the account of others. SPLC, together with its wholly owned subsidiary LP Holdings, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Unit Consideration and has so evaluated the merits and risks of such investment. LP Holdings is able to bear the economic risk of an investment in the Unit Consideration and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHLX AND OPERATING

SHLX and Operating hereby jointly and severally represent and warrant to SPLC as follows:

Section 4.1 Organization and Existence.

(a) SHLX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Operating is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2 Authority and Approval.

(a) Each of SHLX and Operating has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby (including the issuance at the Closing to SPLC of the Unit Consideration) and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which SHLX and Operating are or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SHLX and Operating, as applicable, have been duly authorized and approved by all requisite limited partnership or limited liability company action of SHLX and Operating, as applicable.

(b) This Agreement has been duly executed and delivered by or on behalf of SHLX and Operating, and constitutes the valid and legally binding obligation of SHLX and Operating, enforceable against SHLX and Operating in accordance with its terms and, upon the execution of all of the other Transaction Documents to which SHLX or Operating is or will be a party, such other Transaction Documents will be duly executed and delivered by or on behalf of SHLX and Operating and will constitute the valid and legally binding obligation of SHLX and Operating, enforceable against SHLX and Operating in accordance with their terms, except in each case as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3 No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which SHLX and Operating are or will be a party by SHLX or Operating, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SHLX or Operating; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SHLX or Operating or any property or asset of SHLX or Operating; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SHLX or Operating is a party or by which it is bound or to which SHLX’s or Operating’s property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to affect the ability of either SHLX or Operating to perform its obligations under this Agreement and the other Transaction Documents to which SHLX or Operating is or will be a party or to consummate the transactions contemplated hereby or thereby.

(b) No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SHLX or Operating in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which SHLX or Operating is or will be a party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which, the failure to be obtained or made, would not, individually or in the aggregate, reasonably be expected to affect the ability of SHLX and Operating to perform their respective obligations under this Agreement and the other Transaction Documents to which SHLX or Operating are or will be a party or to consummate the transactions contemplated hereby or thereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.4 Valid Issuance of Unit Consideration.

When issued by SHLX at the Closing as contemplated in accordance with Section 2.2, the Unit Consideration will be validly issued and fully paid, and the new Common Units will be non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607(b) or 17-804(c) of the Delaware Revised Uniform Limited Partnership Act.

Section 4.5 Brokerage Arrangements.

Neither SHLX nor Operating has entered (directly or indirectly) into any agreement with any Person that would obligate SPLC or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. For purposes of this Section 4.4, SHLX and its subsidiaries shall not constitute Affiliates of SPLC or of SPLC’s Affiliates.

Section 4.6 Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to SHLX’s Knowledge, threatened that (a) question or involve the validity or enforceability of SHLX’s or Operating’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by SHLX and Operating of the transactions contemplated by this Agreement or (ii) Damages in connection with any such consummation.

Section 4.7 Investment Intent.

Operating is accepting the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Operating acknowledges that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 5.1 Operation of Colonial and Explorer.

(a) Except as expressly provided by this Agreement, or as consented to in writing by SHLX and Operating, during the period from the date of this Agreement through the Closing Date, (i) SPLC shall not take any action that would reasonably be expected to result in any representation and warranty of SPLC set forth in this Agreement becoming untrue in any material respect and (ii) in the event that items are presented to the shareholders of either Colonial or Explorer, SPLC shall, or shall cause its respective representative(s) to, vote in favor of taking actions to:

(i)	conduct its business and operations in the usual and ordinary course thereof consistent with past practices; and

(ii)	preserve, maintain and protect the Colonial Assets and operations or the Explorer Assets and operations, as applicable, as are now being conducted.

SPLC shall, or shall cause its respective representative(s) to, vote its interests in Colonial and Explorer in opposition to any actions contrary to the foregoing.

(b) Except (i) as expressly provided by this Agreement, (ii) as set forth on Section 5.1 of the Disclosure Letter or (iii) as consented to in writing by SHLX and Operating, during the period from the date of this Agreement through the Closing Date, SPLC shall cause its representative(s) to vote against any action that would permit Colonial or Explorer, to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(iv)	make, amend, or revoke any material election with respect to Taxes;

(v)

enter into any contract or agreement that would be a Joint Venture Contract if entered into prior to the date of this Agreement, terminate any Joint Venture Contract or amend any Joint Venture Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration other than in the ordinary course of business;

(vii)	sell, lease, abandon or otherwise dispose of any asset other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project;

(xii)	merge, consolidate or enter into any other business combination with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business in accordance with past practice);

(xiv)	issue or sell any equity interest, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any Indebtedness for Borrowed Money;

(xv)	make any distribution with respect to its equity interests other than in the ordinary course of business consistent with past practice;

(xvi)	redeem, purchase or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect its current insurance policies covering Colonial, the Colonial Assets and Colonial’s business, or Explorer, the Explorer Assets or Explorer’s business;

(xviii)	take any action that would reasonably be expected to result in any representation and warranty of SPLC set forth in this Agreement becoming untrue in any material respect; or

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2 Supplemental Disclosure.

As soon as reasonably practical following SPLC obtaining Knowledge of a relevant disclosure, but in all cases no later than three Business Days prior to Closing, by written notice to the Partnership, SPLC shall supplement or amend the Disclosure Letter to this Agreement for matters which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Disclosure Letter; and if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall not be waived and the Partnership and Operating shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

Section 5.3 Cooperation; Further Assurances.

(a) SPLC, on the one hand, and SHLX and Operating, on the other hand, shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, including, if required, any approvals and consents required by the HSR Act, (ii) to ensure that all of the conditions to the respective obligations of the SPLC, SHLX and Operating, as the case may be, contained in Section 7.1 and Section 7.2, respectively, are satisfied timely and (iv) to execute and deliver all documents and instruments required by or necessary for the consummation of the transactions contemplated by this Agreement. Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement, such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that except as expressly set forth herein, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.1 Liability for Taxes.

(a) SPLC shall be liable for, and shall indemnify, defend and hold harmless SHLX and Operating from any unpaid Taxes (including related penalties and interest) imposed on or incurred with respect to the Subject Interests attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date.

(b) SHLX and Operating shall be liable for any Taxes (including related penalties and interest) imposed on or incurred with respect to the Subject Interests attributable to any taxable period (or portion thereof) beginning after the Closing Date.

(c) For federal income tax purposes, the parties agree to report any payments with respect to Section 2.4, Section 6.1, Section 8.1 and Section 8.2 as an adjustment to the Consideration.

Section 6.2 Cooperation.

The Parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

Section 6.3 Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and/or fees arising out of or in connection with the transactions effected pursuant to this Agreement (each such Tax or fee, a “Transfer Tax”) shall be borne by the party on whom such obligation is primarily imposed by Applicable Law; provided, however, that SHLX shall bear any Transfer Tax for which SHLX is jointly and severally liable, and for which no other party is primarily liable, under Applicable Law. The party responsible for a Transfer Tax pursuant to this Section 6.3 shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax. If required by Applicable Law, SPLC, SHLX and Operating shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate to establish eligibility for any applicable exemption from any Transfer Tax.

Section 6.4 Allocation of Consideration.

The Parties will use commercially reasonable efforts to agree upon an allocation of the Consideration between the Colonial Subject Interests and the Explorer Subject Interests for federal income tax purposes in compliance with the principles of Code Section 1060 and the Treasury Regulations thereunder and Treasury Regulation 1.755-1, as applicable.

Section 6.5 Conflict.

In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.

Section 6.6 Tax Treatment.

The Parties agree that the Transaction shall be treated for Tax purposes as a contribution of property by SOPUS to SHLX subject to the disguised sale rules under Code Section 707(a)(2)(B) and the Treasury Regulations promulgated thereunder. SHLX may incur a borrowing or borrowings through a new loan from Shell Treasury Center (West) Inc. (the “New Debt”) and/or through excess capacity on its existing credit facilities with Shell Treasury Center (West) Inc. to fund all or a portion of the Cash Consideration contemplated by the Transaction. The Parties intend that (i) the distribution of the Cash Consideration shall be treated, pursuant to

Treasury Regulation Section 1.163-8T, as being made first out of proceeds of the New Debt, if any, and such payment shall qualify to the maximum extent possible as a “debt-financed transfer” under Treasury Regulation Section 1.707-5(b) and (ii) SOPUS’s allocable share of the New Debt shall be determined under Treasury Regulation Section 1.752-2 and Proposed Treasury Regulation Section 1.707-5(a)(2). The Parties agree to act at all times in a manner consistent with this intended treatment of the Transaction and the New Debt.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of SHLX and Operating.

The obligations of SHLX and Operating to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by SHLX and Operating:

(a) The representations and warranties of SPLC set forth in (i) this Agreement (other than the representations and warranties of SPLC set forth in Sections 3.1, 3.2, 3.4, and 3.11) shall be true and correct (without giving effect to any materiality standard or SPLC Material Adverse Effect qualification, except with respect to Section 3.7(a)) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SPLC Material Adverse Effect qualification, except with respect to Section 3.7(a)) as of such specified date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an SPLC Material Adverse Effect and (ii) Sections 3.1, 3.2, 3.4, and 3.11 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. SPLC shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SPLC by the time of the Closing. SPLC shall have delivered to SHLX a certificate, dated as of the Closing Date and signed by an authorized signatory of SPLC’s general partner (the “SPLC Closing Certificate”) confirming the foregoing matters set forth in this Section 7.1(a).

(b) All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c) All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.

(d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover Damages in connection herewith.

(e) Since the date of this Agreement, there shall not have occurred an SPLC Material Adverse Effect.

(f) SPLC or its designee shall have delivered, or caused to be delivered, to SHLX and Operating all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the applicable provisions of Section 2.3.

Section 7.2 Conditions to the Obligations of SPLC.

The obligations of SPLC to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the SPLC:

(a) The representations and warranties of SHLX and Operating set forth in (i) this Agreement (other than the representations and warranties in Sections 4.1, 4.2, 4.4, and 4.5) shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SHLX Material Adverse Effect and (ii) Sections 4.1, 4.2, 4.4, and 4.5 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. SHLX and Operating shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. SHLX shall have delivered to SPLC a certificate, dated as of the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in this Section 7.2(a) (the “SHLX Closing Certificate”).

(b) All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c) All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.

(d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover Damages in connection herewith.

(e) Since the date of this Agreement, there shall not have occurred a SHLX Material Adverse Effect.

(f) SHLX shall have delivered, or caused to be delivered, to SPLC all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with, the applicable provisions of Section 2.3.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification of SHLX and Operating.

Subject to the limitations set forth in this Agreement, SPLC shall indemnify, defend and hold SHLX and Operating, their subsidiaries and their respective security holders, directors, officers and employees, and the officers, directors and employees of the General Partner, but otherwise excluding SPLC and its Affiliates (the “SHLX Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any SHLX Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SPLC in this Agreement or in any other Transaction Document to which SPLC is or will be a party and (b) any breach of any agreement or covenant on the part of SPLC made under this Agreement or in any other Transaction Document to which SPLC is or will be a party; provided however, that for purposes of determining the amount of any Damages suffered or incurred by the SHLX Indemnified Parties in respect of a breach or inaccuracy of a representation or warranty of SPLC or a breach of any covenant or agreement on the part of SPLC, in each case in respect of the business, operations, assets, liabilities or financial condition of Colonial or Explorer, Operating’s acquisition of only 10.125% of the ownership interests in Colonial and 25.97% of the ownership interests in Explorer shall be taken into account, such that the aggregate Damages described in this Section 8.1 suffered or incurred by the SHLX Indemnified Parties, would equal (where applicable) no more than 10.125% or 25.97% of the total of such Damages suffered by all shareholders in Colonial and Explorer, respectively.

Section 8.2 Indemnification of SPLC.

Subject to the limitations set forth in this Agreement, SHLX and Operating, jointly and severally, shall indemnify, defend and hold SPLC and its Affiliates (other than any SHLX Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “SPLC Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the SPLC Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SHLX or Operating in this Agreement or in any other Transaction Document to which SHLX or Operating is or will be a party or (b) any breach of any agreement or covenant on the part of SHLX or Operating made under this Agreement or in any other Transaction Document to which SHLX or Operating is or will be a party .

Section 8.3 Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of SPLC set forth in Section 3.8 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (b) the representations and warranties of SPLC set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Subject Interests) and Section 3.11 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date and (c) the representations and warranties of SHLX and Operating set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval), Section 4.4 (Valid Issuance of Unit Consideration) and Section 4.5 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 8.3, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VIII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 8.4 Indemnification Procedures.

(a) The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.

(b) The indemnifying party shall have the right following receipt of notice from the indemnified party of a proceeding for which such person may be entitled to indemnification hereunder to assume control of all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article IX, including the selection of counsel, the determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld. Until the indemnifying party so assumes control of the defense of any such claims, the indemnified party or indemnified parties may control all aspects of the defense of any such claims.

(c) If the indemnifying party assumes the defense of any claim in respect of which an indemnified party intends to or has asserted a claim for indemnification under this Agreement, then such indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article IX, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records and other information furnished by the indemnified party pursuant to this Section. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII, provided, however, that if the indemnifying party has assumed the defense of any claim, the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.

(d) In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.

Section 8.5 Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 8.6 Limitations on Indemnification.

(a) To the extent that SHLX Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 8.1(a), SPLC shall be liable for Damages pursuant to Section 8.1(a) only if (i) the Damages with respect to any individual claim pursuant to Section 8.1(a) exceed One Hundred Thousand Dollars ($100,000) and (ii) the Damages for all claims pursuant to Section 8.1(a) (excluding any claim excluded pursuant to the preceding clause (i) of this Section 8.6(a)) exceed, in the aggregate, One Million Dollars ($1,000,000) (the “Deductible Amount”), and then SPLC shall be liable only for Damages pursuant to Section 8.1(a) to the extent of any excess over the Deductible Amount. In no event shall SPLC’s aggregate liability to SHLX Indemnified Parties under (i) Section 8.1(a) exceed Eighty Million ($80,000,000) (the “Ceiling Amount”) or Section 8.1(b) exceed the Consideration amount. Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Subject Interests), and Section 3.11 (Brokerage Arrangements), provided, that SPLC’s aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections described in this sentence and for breaches of covenants, shall not exceed the Consideration, absent fraud; provided, further, however, that the payment and indemnification obligations of SPLC pursuant to Article VI shall not be subject to any limitation in this Section 8.6(a) and shall be excluded from the determination of whether the maximum indemnification amount specified in the immediately preceding proviso has been reached or exceeded.

(b) For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a SHLX Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or SPLC Material Adverse Effect expressly contained in Article III; provided that this Section 8.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c) Additionally, neither SPLC, on the one hand, nor SHLX or Operating, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third party indemnity claims.

Section 8.7 Sole Remedy.

Following the Closing, no party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article VI or this Article VIII (other than claims or causes of action arising from fraud or willful misconduct).

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing with the mutual written consent of the parties.

(b) This Agreement and the transactions contemplated hereby will automatically terminate if the Closing has not occurred on or before July 24, 2019, or such later date as may be agreed by the parties.

Section 9.2 Remedies upon Termination.

(a) If this Agreement is terminated under Section 9.1, the parties shall then be released from their respective obligations under this Agreement, except as provided in this Section 9.2 and in Article X.

(b) If a Party fails, refuses, or is unable for any reason not permitted by this Agreement to comply with its obligations under this Agreement, the non-defaulting Party may pursue any rights and remedies (including the rights and remedies available with respect to breaches of this Agreement prior to termination) under this Agreement, at law or in equity.

ARTICLE X

MISCELLANEOUS

Section 10.1 Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of SHLX and Operating, the Disclosure Letter attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 10.2 Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 10.3 Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and either delivered (i) in person or by courier service requiring acknowledgment of receipt of delivery or (ii) by e-mail, with delivery deemed to have been duly given upon acknowledgment of receipt of e-mail, as follows:

If to SPLC, addressed to:

Shell Pipeline Company LP

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Vice President — Finance

Email:

With a copy to: Assistant General Counsel-Downstream Americas

Email:

Facsimile:

If to SHLX or Operating, addressed to:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC, its general partner

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Chief Executive Officer

Email:

With a copy to: General Counsel

Email:

Facsimile:

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 10.4 Arbitration.

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.

(b) The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

(c) The seat of the arbitration shall be Houston, Texas.

(d) The language of the arbitration shall be English.

(e) Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.

(f) All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other party/parties.

(g) Nothing in this Section 10.4 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.

(h) In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non-compensatory damages.

(i) Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.

(j) Each party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 10.4(g), and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

(k) Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

Section 10.5 Governing Law.

(a) This Agreement shall be subject to and governed by the laws of the State of Texas. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.

(b) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between or among the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c) Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third-party claim in accordance with Article IX).

Section 10.6 Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 10.7 Entire Agreement; Amendments and Waivers.

(a) This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the other Transaction Documents.

(b) No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.8 Conflicting Provisions.

This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and any of the other Transaction Documents, this Agreement shall control.

Section 10.9 Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SHLX Indemnified Parties and the SPLC Indemnified Parties contained in the indemnification provisions of Article IX.

Section 10.10 Severability.

If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 10.11 Interpretation.

It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given, or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.12 Headings and Disclosure Letter.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letter and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Letter and such Exhibits are incorporated in the definition of “Agreement.”

Section 10.13 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.14 Action by SHLX.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SHLX with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given solely by the Conflicts Committee on behalf of SHLX.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPLC:

Shell Pipeline Company LP

By:	Shell Pipeline GP LLC,
its general partner

By:	/s/ Shawn J. Carsten
Name:	Shawn J. Carsten
Title:	Vice President — Finance

SHLX:

Shell Midstream Partners, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	President and Chief Executive Officer

OPERATING:

Shell Midstream Operating LLC

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	President and Chief Executive Officer